Last Updated 7/21/06

EXHIBIT 99.7
Pinnacle West Capital Corporation
Earnings Variance Explanations
for the Periods Ended June 30, 2006 and 2005
     This discussion explains the changes in our consolidated earnings for the three-month and six-month periods ended June 30, 2006 and 2005. Unaudited Condensed Consolidated Statements of Income for the three and six months ended June 30, 2006 and 2005 follow this discussion. We will file our Quarterly Report on Form 10-Q for the fiscal period ended June 30, 2006 on or before August 9, 2006. We suggest that this discussion be read in connection with the Pinnacle West Capital Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006. Additional operating and financial statistics and a glossary of terms are available on our website (www.pinnaclewest.com).
EARNINGS CONTRIBUTION BY BUSINESS SEGMENT
     Pinnacle West has three principal business segments (determined by products, services and the regulatory environment):
•	our regulated electricity segment, which consists of traditional regulated retail and wholesale electricity businesses (primarily electric service to Native Load customers) and related activities and includes electricity generation, transmission and distribution;

•	our real estate segment, which consists of SunCor’s real estate development and investment activities; and

•	our marketing and trading segment, which consists of our competitive energy business activities, including wholesale marketing and trading and APS Energy Services’ commodity-related energy services.
     The following table summarizes net income by segment for the three months and six months ended June 30, 2006 and 2005 (dollars in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Regulated electricity	$95	$69	$82	$83
Real estate	8	11	30	19
Marketing and trading	7	4	9	11
Other	1	1	1	2

Income from continuing operations	111	85	122	115
Discontinued operations – net of tax:
Real estate (a)	1	1	2	1
Marketing and trading (b)	—	(59)	1	(65)

Net income	$112	$27	$125	$51

(a)	Primarily relates to sales of commercial properties.

(b)	Relates to the loss on the sale of Silverhawk in June 2005 and the operations of Silverhawk.
PINNACLE WEST CONSOLIDATED – RESULTS OF OPERATIONS
General
     Throughout the following explanations of our results of operations, we refer to “gross margin.” With respect to our regulated electricity segment and our marketing and trading segment, gross margin refers to operating revenues less fuel and purchased power costs. “Gross margin” is a “non-GAAP financial measure,” as defined in accordance with SEC rules. Exhibit 99.10 reconciles this non-GAAP financial measure to operating income, which is the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). We view gross margin as an important performance measure of the core profitability of our operations. This measure is a key component of our internal financial reporting and is used by our management in analyzing our business segments. We believe that investors benefit from having access to the same financial measures that our management uses. In addition, we have reclassified certain prior-period amounts to conform to our current-period presentation.
Deferred Fuel and Purchased Power Costs
     Arizona Public Service Company’s (“APS”) retail rate settlement became effective April 1, 2005. As part of the settlement, the Arizona Corporation Commission (“ACC”) approved the power supply adjustor (“PSA”) which permits APS to defer for recovery or refund fluctuations in retail fuel and purchased power costs, subject to specified parameters. In accordance with the PSA, APS defers for future rate recovery 90% of the difference between actual retail fuel and purchased power costs and the amount of such costs currently included in base rates. APS’ recovery of PSA deferrals from its customers is subject to the ACC’s approval of annual PSA adjustments and periodic surcharge applications.
     Since the inception of the PSA, APS has incurred substantially higher fuel and purchased power prices than those authorized in the Company’s current base rates and has deferred those cost differences in accordance with the PSA. The balance of APS’ PSA deferrals at June 30, 2006 was $175 million. APS estimates that its PSA deferral balance at December 31, 2006 will be approximately $155 million to $175 million, based on APS’ hedged positions for fuel and purchased power at June 30, 2006 and recent forward market prices for natural gas and purchased power (which are subject to change). The recovery of PSA deferrals through ACC approved adjustors and surcharges recorded as revenue is offset dollar-for-dollar by the amortization of those deferred expenses.
     APS operated Palo Verde Unit 1 at reduced power levels from December 25, 2005 until March 18, 2006 due to vibration levels in one of the Unit’s shutdown cooling lines. During an outage at Unit 1 from March 18, 2006 to July 7, 2006, APS performed the necessary work and modifications to remedy the situation. APS estimates that incremental replacement power costs resulting from Palo Verde’s outages and reduced power levels were approximately $78 million during the six months ended June 30, 2006. The related PSA deferrals were approximately $70 million in that period. The Palo Verde replacement power costs were partially offset by $30 million of lower than expected replacement power costs related to APS’ fossil-fueled generating units during the six months ended June 30, 2006. As a result, the corresponding deferrals were reduced in that six-month period by $27 million.
     The PSA deferral balance at June 30, 2006 and estimated balance as of December 31, 2006 each includes (a) $45 million related to replacement power costs associated with unplanned 2005 Palo Verde outages and (b) $70 million related to replacement power costs associated with unplanned 2006 outages or reduced power operations at Palo Verde. The PSA deferrals associated with these unplanned Palo Verde outages and reduced power operations are the subject of an ACC prudence review.
Operating Results – Three-month period ended June 30, 2006 compared with three-month period ended June 30, 2005
     Our consolidated net income for the three months ended June 30, 2006 was $112 million compared with $27 million for the comparable prior-year period. The three months ended June 30, 2005 included a net loss from discontinued operations of $58 million, substantially all of which was related to the sale and operations of Silverhawk. Income from continuing operations increased $26 million in the period-to-period comparison, reflecting the following changes in earnings by segment:
•	Regulated Electricity Segment – Income from continuing operations increased approximately $26 million primarily due to higher retail sales volumes related to customer growth; effects of warmer weather on retail sales; income tax credits related to prior years resolved in 2006; and lower interest expense. These positive factors were partially offset by higher operations and maintenance expense related to generation and customer service. Higher fuel and purchased power costs (as discussed above) were substantially offset by the deferral of those costs in accordance with the PSA.

•	Real Estate Segment – Income from continuing operations decreased approximately $3 million primarily due to decreased margins on parcel sales, partially offset by increased margins on residential sales.

•	Marketing and Trading Segment – Income from continuing operations increased approximately $3 million primarily due to higher unit margins on wholesale sales.

Additional details on the major factors that increased (decreased) net income are contained in the following table (dollars in millions):

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Higher fuel and purchased power costs	$(43)	$(26)
Increased deferred fuel and purchased power costs	40	24
Higher retail sales volumes due to customer growth, excluding weather effects	26	16
Effects of warmer weather on retail sales	16	10
Miscellaneous items, net	(9)	(6)

Net increase in regulated electricity segment gross margin	30	18

Higher marketing and trading segment gross margin primarily due to higher unit margins on wholesale sales	3	2
Lower real estate segment contribution primarily related to decreased margins on parcel sales, partially offset by increased margins on residential sales	(5)	(3)
Operations and maintenance increases primarily due to:
Generation costs, including maintenance and overhauls	(6)	(4)
Customer service costs, including regulatory demand-side management programs and planned maintenance	(4)	(2)
Miscellaneous items, net	(5)	(3)
Lower interest expense, net of capitalized financing costs, primarily due to lower debt balances, partially offset by higher rates	6	4
Income tax credits related to prior years resolved in 2006	—	10
Miscellaneous items, net	1	4

Net increase in income from continuing operations	$20	26

Discontinued operations related to the sale of Silverhawk		59

Net increase in net income		$85

Regulated Electricity Segment Revenues
     Regulated electricity segment revenues were $133 million higher for the three months ended June 30, 2006 compared with the prior-year period primarily as a result of:
•	a $75 million increase in revenues related to recovery of PSA deferrals, which had no earnings effect because of amortization of the same amount recorded as fuel and purchased power expense (see “Deferred Fuel and Purchased Power Costs” above);

•	a $36 million increase in retail revenues related to customer growth, excluding weather effects;

•	a $22 million increase in retail revenues related to warmer weather;

•	a $10 million increase in off-system sales due to higher prices; and

•	a $10 million decrease due to miscellaneous factors.

Real Estate Revenues
     Real estate revenues were $28 million higher for the three months ended June 30, 2006 compared with the prior-year period primarily as a result of:
•	a $32 million increase from residential sales due to higher prices and volumes;

•	an $11 million decrease from parcel sales due to timing; and

•	a $7 million increase due to miscellaneous sales.
Marketing and Trading Segment Revenues
     Marketing and trading segment revenues were $19 million higher for the three months ended June 30, 2006 compared with the prior-year period primarily as a result of:
•	a $12 million increase due to higher power prices on delivered wholesale electricity sales;

•	a $10 million increase from higher prices on competitive retail sales in California; and

•	a $3 million decrease in mark-to-market gains on contracts for future delivery due to changes in forward prices.

Operating Results – Six-month period ended June 30, 2006 compared with six-month period ended June 30, 2005
     Our consolidated net income for the six months ended June 30, 2006 was $125 million compared with $51 million for the comparable prior-year period. The six months ended June 30, 2005 included a net loss from discontinued operations of $64 million, substantially all of which was related to the sale and operations of Silverhawk. Income from continuing operations increased $7 million in the period-to-period comparison, reflecting the following changes in earnings by segment:
•	Regulated Electricity Segment – Income from continuing operations decreased approximately $1 million primarily due to higher fuel and purchased power costs (as discussed above); and higher operations and maintenance expense related to generation and customer service. These negative factors were partially offset by deferred fuel and purchased power costs; higher retail sales volumes due to customer growth; income tax credits related to prior years resolved in 2006; effects of weather on retail sales; a retail price increase effective April 1, 2005; lower interest expense; and higher interest income.

•	Real Estate Segment – Income from continuing operations increased approximately $11 million primarily due to increased margins on residential and parcel sales.

•	Marketing and Trading Segment – Income from continuing operations decreased approximately $2 million primarily due to lower mark-to-market gains on contracts for future delivery, partially offset by higher unit margins on wholesale sales.

Additional details on the major factors that increased (decreased) net income are contained in the following table (dollars in millions):

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Higher fuel and purchased power costs	$(98)	$(60)
Increased deferred fuel and purchased power costs (deferrals began April 1, 2005)	53	32
Higher retail sales volumes due to customer growth, excluding weather effects	39	24
Effects of weather on retail sales	13	8
Retail price increase effective April 1, 2005	7	4
Miscellaneous items, net	(13)	(7)

Net increase in regulated electricity segment gross margin	1	1

Lower marketing and trading segment gross margin primarily related to lower mark-to-market gains, partially offset by higher unit margins on wholesale sales	(4)	(2)
Higher real estate segment contribution primarily related to increased margins on residential and parcel sales	18	11
Operations and maintenance increases primarily due to:
Generation costs, including maintenance and overhauls	(28)	(17)
Customer service costs, including regulatory demand-side management programs and planned maintenance	(11)	(7)
Lower interest expense, net of capitalized financing costs, primarily due to lower debt balances, partially offset by higher rates	7	4
Higher other income, net of expense, primarily due to miscellaneous asset sales and increased interest income	6	4
Income tax credits related to prior years resolved in 2006	—	10
Miscellaneous items, net	1	3

Net increase (decrease) in income from continuing operations	$(10)	7

Discontinued operations related to the sale of Silverhawk and sales of real estate assets		67

Net increase in net income		$74

Regulated Electricity Segment Revenues
     Regulated electricity segment revenues were $183 million higher for the six months ended June 30, 2006 compared with the prior-year period primarily as a result of:
•	a $93 million increase in revenues related to recovery of PSA deferrals, which had no earnings effect because of amortization of the same amount recorded as fuel and purchased power expense (see “Deferred Fuel and Purchased Power Costs” above);

•	a $54 million increase in retail revenues related to customer growth, excluding weather effects;

•	an $18 million increase in retail revenues related to weather;

•	a $12 million increase in off-system sales primarily resulting from sales previously reported in the marketing and trading segment that were classified beginning in April 2005 as sales in the regulated electricity segment in accordance with the APS retail rate case settlement;

•	a $10 million increase in off-system sales due to higher prices;

•	a $7 million increase in retail revenues due to a price increase effective April 1, 2005; and

•	an $11 million decrease due to miscellaneous factors.
Real Estate Revenues
     Real estate revenues were $66 million higher for the six months ended June 30, 2006 compared with the prior-year period primarily as a result of:
•	a $48 million increase from residential sales due to higher prices and volumes;

•	a $9 million increase from parcel sales due to timing; and

•	a $9 million increase due to miscellaneous sales.
     Marketing and Trading Segment Revenues
     Marketing and trading segment revenues were $15 million higher for the six months ended June 30, 2006 compared with the prior-year period primarily as a result of:
•	a $32 million increase from higher prices on competitive retail sales in California;

•	a $12 million decrease in off-system sales due to the absence of sales previously reported in the marketing and trading segment that were classified beginning in April 2005 as sales in the regulated electricity segment in accordance with the APS retail rate case settlement;

•	a $7 million decrease in mark-to-market gains on contracts for future delivery due to changes in forward prices; and

•	a $2 million increase due to miscellaneous factors.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	JUNE 30,		Increase (Decrease)
	2006	2005	Amount	Percent
Operating Revenues
Regulated electricity segment	$712,718	$579,652	$133,066	23.0%	B
Marketing and trading segment	89,925	71,172	18,753	26.3%	B
Real estate segment	112,603	84,259	28,344	33.6%	B
Other revenues	9,782	20,259	(10,477)	51.7%	W

Total	925,028	755,342	169,686	22.5%	B

Operating Expenses
Regulated electricity segment fuel and purchased power	263,944	160,590	103,354	64.4%	W
Marketing and trading segment fuel and purchased power	72,716	57,593	15,123	26.3%	W
Operations and maintenance	168,332	153,097	15,235	10.0%	W
Real estate segment operations	98,412	67,713	30,699	45.3%	W
Depreciation and amortization	89,297	85,323	3,974	4.7%	W
Taxes other than income taxes	32,700	34,638	(1,938)	5.6%	B
Other expenses	8,430	17,556	(9,126)	52.0%	B

Total	733,831	576,510	157,321	27.3%	W

Operating Income	191,197	178,832	12,365	6.9%	B

Other
Allowance for equity funds used during construction	3,633	2,952	681	23.1%	B
Other income	12,022	8,684	3,338	38.4%	B
Other expense	(5,815)	(3,846)	(1,969)	51.2%	W

Total	9,840	7,790	2,050	26.3%	B

Interest Expense
Interest charges	45,882	50,077	(4,195)	8.4%	B
Capitalized interest	(4,959)	(3,544)	(1,415)	39.9%	B

Total	40,923	46,533	(5,610)	12.1%	B

Income From Continuing Operations Before Income Taxes	160,114	140,089	20,025	14.3%	B

Income Taxes	49,271	54,988	(5,717)	10.4%	B

Income From Continuing Operations	110,843	85,101	25,742	30.2%	B

Income (Loss) From Discontinued Operations
Net of Income Taxes	1,311	(58,366)	59,677	102.2%	B

Net Income	$112,154	$26,735	$85,419	319.5%	B

Weighted-Average Common Shares Outstanding — Basic	99,221	96,192	3,029	3.1%

Weighted-Average Common Shares Outstanding — Diluted	99,640	96,299	3,341	3.5%

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$1.12	$0.88	$0.24	27.3%	B
Net income — basic	$1.13	$0.28	$0.85	303.6%	B
Income from continuing operations — diluted	$1.11	$0.88	$0.23	26.1%	B
Net income — diluted	$1.13	$0.28	$0.85	303.6%	B
Certain prior-year amounts have been reclassified to conform to the 2006 presentation.
     B — Better
     W — Worse

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	SIX MONTHS ENDED
	JUNE 30,		Increase (Decrease)
	2006	2005	Amount	Percent
Operating Revenues
Regulated electricity segment	$1,178,844	$995,682	$183,162	18.4%	B
Marketing and trading segment	174,927	160,429	14,498	9.0%	B
Real estate segment	220,457	154,195	66,262	43.0%	B
Other revenues	21,006	30,394	(9,388)	30.9%	W

Total	1,595,234	1,340,700	254,534	19.0%	B

Operating Expenses
Regulated electricity segment fuel and purchased power	421,339	239,013	182,326	76.3%	W
Marketing and trading segment fuel and purchased power	146,891	128,402	18,489	14.4%	W
Operations and maintenance	346,759	308,181	38,578	12.5%	W
Real estate segment operations	169,742	123,047	46,695	37.9%	W
Depreciation and amortization	176,918	176,267	651	0.4%	W
Taxes other than income taxes	68,273	69,203	(930)	1.3%	B
Other expenses	16,952	25,930	(8,978)	34.6%	B

Total	1,346,874	1,070,043	276,831	25.9%	W

Operating Income	248,360	270,657	(22,297)	8.2%	W

Other
Allowance for equity funds used during construction	7,434	5,555	1,879	33.8%	B
Other income	17,489	9,487	8,002	84.3%	B
Other expense	(10,356)	(8,232)	(2,124)	25.8%	W

Total	14,567	6,810	7,757	113.9%	B

Interest Expense
Interest charges	93,408	96,042	(2,634)	2.7%	B
Capitalized interest	(8,983)	(6,833)	(2,150)	31.5%	B

Total	84,425	89,209	(4,784)	5.4%	B

Income From Continuing Operations Before Income Taxes	178,502	188,258	(9,756)	5.2%	W

Income Taxes	56,064	73,558	(17,494)	23.8%	B

Income From Continuing Operations	122,438	114,700	7,738	6.7%	B

Income (Loss) From Discontinued Operations
Net of Income Taxes	2,171	(63,517)	65,688	103.4%	B

Net Income	$124,609	$51,183	$73,426	143.5%	B

Weighted-Average Common Shares Outstanding — Basic	99,168	94,089	5,079	5.4%

Weighted-Average Common Shares Outstanding — Diluted	99,562	94,189	5,373	5.7%

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$1.23	$1.22	$0.01	0.8%	B
Net income — basic	$1.26	$0.54	$0.72	133.3%	B
Income from continuing operations — diluted	$1.23	$1.22	$0.01	0.8%	B
Net income — diluted	$1.25	$0.54	$0.71	131.5%	B
Certain prior-year amounts have been reclassified to conform to the 2006 presentation.
     B — Better
     W — Worse